EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces First Quarter 2006 Earnings

Austin, Texas, May 5, 2006 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today consolidated net earnings of $22.2 million, or $6.07 per diluted share, for the quarter ended March 31, 2006. For the quarter ended March 31, 2005, the Company previously reported consolidated net earnings of $16.2 million, or $4.47 per diluted share. The Company's book value per share at March 31, 2006 increased to $244.58 from $241.89 per share at December 31, 2005.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $21.3 million, or $5.82 per diluted share, for the quarter ended March 31, 2006, an increase of 37% from the $15.6 million, or $4.30 per diluted share, reported for the quarter ended March 31, 2005. First quarter 2006 earnings from operations include $1.7 million pertaining to partial settlements received in the Company's litigation against Enron and related parties.

Operating revenues, excluding realized investment gains and derivative income, increased 13% to $119.7 million in the first quarter of 2006 compared to $106.3 million in the first quarter of 2005. Mr. Moody noted that life insurance sales, domestically and internationally, were contributors to the increase in operating revenues. "We have been emphasizing the need to grow our life insurance side of the business and the first quarter was successful in that regard with international life sales increasing 29% and domestic life sales growing 39% over last year," Mr. Moody stated. He added that the Company's introduction of an equity-indexed universal life product domestically in addition to its international version resulted in 54% of life insurance sales coming from these products.

Investment performance continued to show gains as investment income increased to $98.7 million in the quarter ended March 31, 2006 compared to $62.7 million in the comparable quarter in 2005. Investment income includes derivative option income of $15.2 million in the first quarter of 2006 while the first quarter of 2005 incurred a derivative option expense of $13.9 million. Mr. Moody observed that 2006 first quarter investment income was enhanced by nearly $3 million from participations involving several real estate investments. "We continue to maintain a high quality fixed income investment portfolio and from time to time realize profit positions in our real estate holdings," Mr. Moody indicated.

At March 31, 2006, the Company maintained total assets of $6.4 billion, stockholders' equity of $886 million, and life insurance in force of approximately $14.8 billion.

  The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,

	2006	2005

Revenues:
Revenues, excluding realized investment
gains and derivative income (loss)	$119,656	106,330
Derivative income (loss)	15,176	(13,922)
Realized gains on investments	1,423	968

Total revenues	$136,255	93,376

Earnings:
Earnings from operations	$21,262	15,573
Net realized gains on investments	925	629

Net earnings	$22,187	16,202

Basic Earnings Per Share:
Earnings from operations	$5.88	4.34
Net realized gains on investments	0.25	0.17

Net earnings	$6.13	4.51

Basic Weighted Average Shares	3,618	3,591

Diluted Earnings Per Share:
Earnings from operations	$5.82	4.30
Net realized gains on investments	0.25	0.17

Net earnings	$6.07	4.47

Diluted Weighted Average Shares	3,655	3,625

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President
Chief Financial & Administrative Officer
(512) 719-2493
bpribyl@nationalwesternlife.com